UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 28, 2005

ZORAN CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	0-27246	94-2794449
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1390 Kifer Road

Sunnyvale, California 94086-5305

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code:  (408) 523-6500

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure.

ZORAN CORPORATION

INFORMATION REGARDING PROPOSAL NO. 2

PROXY STATEMENT FOR

ANNUAL MEETING OF STOCKHOLDERS TO BE HELD JULY 13, 2005

June 28, 2005

PROPOSAL NO. 2:  APPROVAL OF 2005 EQUITY INCENTIVE PLAN

SUMMARY:  Zoran has put before its stockholders for approval at their annual meeting two complementary proposals to facilitate a stock option exchange program critical to employee retention and morale and designed to reduce stock option overhang.  The first proposal seeks approval of a 2005 Equity Incentive Plan authorizing the grant of the restricted stock units that would be issued in exchange for surrendered options.  The second proposal seeks approval of the stock option exchange program itself.  Institutional Shareholder Services agreed in its Proxy Analysis that the option exchange program is in the best interest of Zoran stockholders because the cost of the restricted stock units to be granted would be less than the cost of the options to be cancelled.  However, in evaluating the proposed 2005 Plan, whose adoption is necessary to implement the exchange program, ISS applied its cost-based analysis and found that the cost of the proposed 2005 Plan exceeds the ISS-determined company-specific cap.  Therefore, ISS was forced to recommend a vote against the 2005 Plan despite its support for the proposed stock option exchange program and recognition of the 2005 Plan’s stockholder-friendly attributes.  It should be noted that Glass Lewis & Co. came to the opposite conclusion in its Proxy Paper and has recommended a vote in favor of both the 2005 Plan and the stock option exchange program.

COMPANY’S POSITION: Zoran is part of the semiconductor industry, which currently is underperforming the market in general.  Its business is cyclical, however, and likely to perform well in the long term.  Moreover, the types of products Zoran makes are immensely popular, having a potential for a worldwide market and substantial consumer demand.

Technology firms rely on attracting and keeping highly skilled employees for innovation and new product development — key to success in a fast-moving, competitive international market.  Their employees often prefer a compensation package with a large equity-based component to provide an upside potential attributable to their work.  This structure translates into a very effective built-in incentive for success.

Zoran’s employees believe in the company, and it is for this reason that many employees continue to hold their outstanding options for the long run.  However, the ISS cost-based model penalizes Zoran for its outstanding stock options and would reward Zoran if in-the-money options were exercised, which would deprive our employees of the future upside potential of these awards.

It is in our stockholders’ interest that our employees stay with the company and remain invested in its long-term success.  It is in no one’s interest to force our employees to exercise their options for short-term gain.

As of May 16, 2005, options for approximately 4,728,000 shares out of a total of 13,923,560 shares subject to outstanding options were significantly out-of-the-money.  To restore performance and retention incentives for employees holding these underwater options, we have proposed for stockholder approval an option exchange program under which surrendered options would be replaced by restricted stock units covering a significantly smaller number of shares.  However, we do not currently have a stock-based plan under which we are able to grant restricted stock unit awards.  Without stockholder approval of the proposed 2005 Plan, we will be unable to implement the stock option exchange program even if it is approved by the stockholders at the annual meeting.

We recognize that many institutions are bound by their firms’ internal policies to follow the ISS voting recommendations.  Some of these institutions expressed their frustration to us in 2004 because they wanted to support the equity incentive and outside director plan proposals we put forth at that year’s annual stockholders meeting but were precluded from being able to do so because of the negative ISS recommendation.  We urge you to apply the spirit of ISS’s analysis of the exchange program and approve the 2005 Plan to provide us with the vehicle we need to implement the exchange program.  The alternative to the option exchange program and the 2005 Plan is much more costly as it will significantly deplete our available cash.

ISS METHODOLOGY:  The ISS cost-based analysis is designed to allow a basis for comparison of companies to their peers, based upon fundamentals such as industry, market cap, and price volatility.  The ISS approach generally does not permit it to make exceptions to its strict numerical benchmarking methodology, even when special circumstances might warrant an exception.

However, in its 2005 policy updates, ISS states that, even if a plan’s costs are “excessive,” it may support approval of the plan in certain instances if its terms are stockholder-friendly.  While ISS policies limit this exception to certain “bundled plan amendments” and director-only equity plans, the rationale for these limited exceptions would support Zoran’s proposals.  Zoran’s proposed 2005 Equity Incentive Plan is designed to minimize costs to our stockholders and to address the stated concerns of institutional advisors such as ISS.

PROPOSED 2005 EQUITY INCENTIVE PLAN:

1.              ISS supports the proposed option exchange program.

2.              In order to implement the exchange program, Zoran needs a plan that authorizes the grant of restricted stock units and that is tailored to address the concerns of today’s stockholder base.

3.              No net increase in potential dilution. The 2005 Plan authorizes approximately the same number of shares (4,500,000) as remained available for grant under the 2000 Nonstatutory Stock Option Plan, which will be terminated if the stockholders approve the 2005 Plan.  Thus, the 2005 Plan will not increase potential dilution. The maximum dilutive effect (that is, if all awards were in the form of options) of the request would be about 10.2% of outstanding shares (i.e., 4,500,000/43,919,575 shares outstanding).

4.              Anticipated 3% burn rate.  The proposed share reserve would be expected to last for 3 years, with an average annual burn rate of approximately 3%.  This burn rate is below the 25th percentile of the 3-year average burn rates of Zoran’s peer companies.

5.              Fungible share plan.  The Plan addresses the concern raised by ISS and others that full value awards cause more dilution (in both dollar “SVT” and voting power “VPD”) than do options by charging the share pool for 1.3 shares for each share subject to a full value award.

6.              Reduction of overhang.  Out-of-the-money options will be replaced with restricted stock units for fewer shares.  In fact the expected exchange ratios would average approximately one RSU for every 5 shares subject to a surrendered option.  (See Proposal No. 3 in Zoran’s proxy statement.)

7.              Enhanced plan features. Zoran has designed the 2005 Plan with many improvements in its features in comparison to the 2000 Plan it would replace.  These include:

a.               Flexibility to make better use of the shares authorized and to reduce compensation expense and dilution through the 2005 Plan’s authorization of additional types of awards, including performance-based awards.  In contrast, the 2000 Plan authorizes only stock options.  Many institutional investors prefer that companies grant a mix of options and full-value awards.  Also, with the advent of FAS 123R, option grants may become more costly to our stockholders than alternative types of awards.

b.              The 2005 Plan is designed to preserve Internal Revenue Code Section 162(m) deductibility through performance-based awards based on performance goals approved by the stockholders.  In contrast, stock options granted under the 2000 Plan cannot qualify for exemption under Section 162(m) because that plan is not stockholder-approved.

c.               The 2005 Plan expressly prohibits repricing of options or SARs without stockholder approval.

d.              The 2005 Plan requires that the exercise price of options and SARs equal at least 100% of the fair market value of the company’s stock at the time of grant.

e.               The 2005 Plan imposes minimum vesting conditions on full value awards other than an amount equal to 5% of the share reserve.

CONSEQUENCES OF FAILURE: Zoran will have no shares available for equity-based compensation awards to officers and limited shares available for other employees, seriously compromising its ability to incent and retain executives and other employees.

If the 2005 Plan is not approved, the company may need to adopt a cash-based long-term incentive plan for employees.  This would reduce the cash available for other corporate uses.

If the 2005 Plan is not approved, the company will be unable to implement the option exchange program described in Proposal No. 3 in the proxy statement to reduce the existing stock option overhang by replacing significantly out-of-the-money options with restricted stock units for fewer shares.

If the 2005 Plan is not approved, the company will be unable to adjust the forms of its share-based compensation in response to the challenges of FAS 123R.

If the 2005 Plan is not approved, the company will be unable to grant performance-based compensation exempt from the limitation on deductibility under Internal Revenue Code Section 162(m).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 28, 2005	ZORAN CORPORATION

	By:	/s/ Karl Schneider
Karl Schneider
Senior Vice President and Chief Financial Officer